Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectus and “Independent registered public accounting firm” and “Arrangements to disclose portfolio holdings to service providers and fiduciaries” in the Statement of Additional Information and to the use of our report dated February 26, 2016, with respect to the financial statements of SMA Relationship Trust — Series A, SMA Relationship Trust -Series G, SMA Relationship Trust — Series M, SMA Relationship Trust - Series S and SMA Relationship Trust - Series T, which is incorporated by reference in Amendment No. 36 to the Registration Statement (Form N-1A Nos. 333-104218 and 811-21328) of SMA Relationship Trust.

/s/ ERNST & YOUNG LLP

April 27, 2016